Exhibit 15.3

Consent of Independent Registered Public Accounting Firm
The Supervisory Board of Euronav NV:
We consent to the incorporation by reference in the registration statement (No. 333-238472) on Form F-3 of Euronav NV of our report dated April 15, 2021, with respect to the consolidated statement of financial position of Euronav NV and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 20-F of Euronav NV.
Our report refers to a change to the method of accounting for leases effective January 1, 2019 due to the adoption of International Financial Reporting Standard 16 Leases.

/s/ Herwig Carmans

KPMG Bedrijfsrevisoren BV – Réviseurs d'Entreprises SRL

Zaventem, BELGIUM
April 15, 2021